Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated December 20, 2024, relating to the financial statements of Gemcorp Commodities Alternative Products Fund as of December 6, 2024, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 10, 2025